Exhibit 99.1

Speed Commerce Reaches Accord with Lenders to Amend Credit Agreement

Company Affirms Fiscal 2015 and 2016 Guidance; Signs New Clients & Continues to Build Core Business

Dallas, Texas – May 11, 2015 – Speed Commerce, Inc. (NASDAQ:SPDC), a leading provider of ecommerce technology and omni-channel solutions for retailers, announced that it has reached agreement with its bank syndicate group to amend its credit agreement.

Among other things, the amendment reduces the consolidated adjusted EBITDA required during fiscal year 2016 to be compliant with the credit agreement’s financial covenants. The changes provide the company with greater financial flexibility as it continues to attract, expand and retain relationships with leading ecommerce customers.

“This agreement with our bank group helps us achieve two important goals,” said Richard Willis, president and CEO of Speed Commerce. “First, it provides near-term financial flexibility while facilitating a comprehensive, longer-term effort to strengthen our balance sheet and reduce leverage. We greatly appreciate the support and spirit of collaboration provided by the entire syndicate of banks. Second, it allows us to remain laser-focused on servicing our customers by providing efficient and industry-leading ecommerce services.”

Mr. Willis continued: “The company also remains on track with the integration and cost reduction plans related to our acquisition of Fifth Gear, including projected savings in critical areas. We are pleased with the early results and are encouraged by our progress.”

Speed Commerce has also announced that it has signed five new clients in the past several months, with additional key engagements expected by the 2015/2016 holiday season. The company also confirmed that it has re-signed seven key customers whose contracts were up for renewal in 2015, setting the stage for double-digit revenue growth in fiscal 2016 and beyond.

Reaffirming Fiscal 2015 and 2016 Outlook

Based on these and related developments, Speed Commerce is reaffirming its fiscal 2015 and 2016 outlook. Fiscal 2015 net revenues are expected to range between $120 million to $125 million with adjusted EBITDA between $10 million and $12 million. Fiscal 2016 net revenues are expected to range between $160 million to $175 million with adjusted EBITDA between $15 million to $17 million.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) is a single-source provider of ecommerce technology and services that help retailers and manufacturers acquire new customers by providing personalized, relevant experiences. Services include ecommerce platform development; hosting, managed ecommerce, and marketing services; order and inventory management; pick, pack, and ship; returns processing; and 24/7 customer care. For additional information, please visit the company’s website at www.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company, or its customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers or vendors; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and fulfillment infrastructure; the company’s dependence on significant clients and vendors; the company’s ability to meet significant working capital requirements; and the company’s ability to compete effectively in the highly competitive retail distribution and e-commerce services industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s proxy materials, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investor Relations

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

SPDC@liolios.com